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                                           EXHIBIT 23(a)


                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated January 17, 1994, which appears on page 32 of the 1993 Annual Report to the shareowners of Frontier Corporation, which is incorporated by reference in Frontier Corporation's Annual Report on Form 10-K (as amended) for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 23 of such Annual report on Form 10-K (as amended). We also consent to the incorporation by reference of our report dated January 16, 1995 which appears on page 28 of the current report on Form 8-K dated February 13, 1995.

  /S/ Price Waterhouse LLP
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PRICE WATERHOUSE LLP

Rochester, New York
February 16, 1995